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                                   EXHIBIT 4.1

                                 TRUST AGREEMENT
                       FOR THE BENEFIT OF THE SHAREHOLDERS
                           OF MEGA-C POWER CORPORATION

THIS TRUST AGREEMENT FOR THE BENEFIT OF THE SHAREHOLDERS OF MEGA-C POWER CORPORATION is entered into effective as of the 31st day of December 2003 between:

       TAMBORIL CIGAR COMPANY, a business corporation organized and existing under the laws of Delaware, having its principal executive office at 100 Caster Avenue, Vaughn, Ontario, Canada (the "Grantor")

                                     AND

       BENJAMIN RUBIN, an Ontario solicitor in good standing whose office address is 229 Russell Hill Road, Toronto, Ontario, Canada (the "Trustee")

                                 WITNESSES THAT:

       WHEREAS the Grantor wishes to establish a new trust under the name "Trust for the Benefit of the Shareholders of Mega-C Power Corporation" and the Trustee is willing to serve as trustee for the new trust pursuant to the terms and conditions of this Agreement; and

       WHEREAS the Trust created hereby constitutes an essential element of a business combination between the Grantor and Axion Power Corporation, a Canadian Federal Corporation, which is more fully described in a Reorganization Agreement of even date; and

       WHEREAS the parties to this Agreement intend at all times to conduct all of their activities in strict compliance with requirements of the Securities Act of 1933, the Securities Act (Ontario) and the letter and the spirit of all rules and regulations adopted pursuant to such laws; and

       WHEREAS in the event of any conflict or inconsistency between the terms of this Agreement and the requirements of such applicable laws or any rules and regulations adopted thereunder, the requirements of such applicable laws, rules and regulations shall have priority.

       NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual obligations and agreements herein set forth, the parties hereto covenant and agree as follows:


                           ARTICLE 1 - INTERPRETATION

Section 1.1 Definitions In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the meanings ascribed to them:

(a) "Agreement" means this trust agreement made and entered into as of the day and year first above written, and any amendments hereto or restatements hereof.

(b) "Applicable Laws" means any statute of the United States or Canada or of any State or Province together with any rules or regulations made thereunder, and the orders or rulings of any securities commission or other statutory authority or agency, in each case applicable to the Tamboril Shares.

(c) "Grantor" means Tamboril Cigar Company and its successors or assigns under the terms of this Agreement.

(d)      "Mega-C" means Mega-C Power Corporation, an Ontario corporation.

(e) "Mega-C Share" means one share of the no par value common stock of Mega-C.

(f) "Mega-C Shareholder" means each person who can establish to the reasonable satisfaction of the Trustee that he is a record or beneficial owner of Mega-C Shares. For purposes of this definition, a person who can establish that he loaned money to a record or beneficial owner of Mega-C Shares under the terms of a secured note or other instrument that is presently in default shall be deemed to be the beneficial owner of the Mega-C Shares pledged as collateral for the loan.

(g)      "OSC" means the Ontario Securities Commission.

(h)      "SEC" means the United States Securities and Exchange Commission.

(i) "Tamboril Shares" means 114,359,736 shares of the $.0001 par value common stock of the Grantor that have been issued and delivered to the Trustee upon the execution of this Agreement and constitute the entire corpus of the Trust.

(j) "Trustee" means Benjamin Rubin, Esq. and his successors or assigns under the terms of this Agreement.

Section 1.2 Article and Section Headings Article and section headings are included for convenience only and are not a part of this Agreement.

Section 1.3 Gender and Number Words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.


                       ARTICLE 2 - ESTABLISHMENT OF TRUST

Section 2.1 Establishment of Trust The Grantor has delivered duly authenticated stock certificates for 114,800,000 Tamboril Shares to the Trustee for the express purpose of creating, constituting and settling a Trust for the benefit of the Mega-C Shareholders. The Grantor warrants that the Tamboril Shares are duly issued, fully paid and nonassessable shares of the Grantor's capital stock. The Tamboril Shares shall constitute the entire corpus of the Trust, however the Grantor reserves the right to augment the corpus of the Trust from time to time. Except as specifically set forth in Article 11 which specifies the allowable fees, charges and expenses of the Trustee, the Grantor shall not be obligated to contribute money, additional Tamboril Shares or any other property to the Trust at any time.

Section 2.2 Appointment of Trustee The Trustee acknowledges the receipt of stock certificates for 114,359,736 Tamboril Shares and agrees to act as Trustee for the benefit of the Mega-C Shareholders subject to the terms and conditions of this Agreement. The Trustee is not a principal, participant or beneficiary of the underlying business combination transaction that necessitates the creation of the Trust. The Trustee shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and may rely and shall be protected in acting or refraining from acting on any instrument believed by it to be genuine and to have been signed or presented by the proper party or parties, their officers, representatives or agents. The Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby, nor for action taken or omitted by it in accordance with the advice of its counsel. Trustee shall be responsible for holding, distributing, selling and otherwise disposing of the Tamboril Shares pursuant to the Agreement.

Section 2.3 Principal Office; Situs The principal office and situs of the administration of this Trust and the Tamboril Shares deposited therein shall be in Toronto, Ontario, Canada, at the principal executive office of the Trustee or at such other location as shall be jointly designated by the Trustee.

Section 2.4 Purpose of Trust The purpose of the Trust is to preserve the potential equitable interests of the Mega-C Shareholders in the lead-acid-carbon battery technologies that the Grantor intends to develop while insulating the Grantor from the potential litigation risks associated with the prior business of Mega-C and the alleged unlawful activities of certain directors, officers and stockholders of Mega-C.

                            ARTICLE 3 - TERM OF TRUST

Section 3.1 Term The Trust shall be created as of the date of this Agreement and it shall continue to exist as a separate legal entity until all Tamboril Shares held by the Trust have been:

(a) Distributed to Mega-C Shareholders in accordance with this Agreement;

(b) Sold by the Trustee in accordance with this Agreement; or

(c) Surrendered to the Grantor in accordance with this Agreement.

When all of the Tamboril Shares have been distributed, sold or surrendered according to the provisions of this Agreement, the Trust shall terminate forthwith.


                    ARTICLE 4 - ALLOCATION OF TAMBORIL SHARES

Section 4.1 Beneficial Economic Ownership of Tamboril Shares The number of Tamboril Shares delivered to the Trustee pursuant to Section 2.1 represents eight (8) Tamboril Shares for every Mega-C Share presently issued and outstanding. Accordingly, each Mega-C Shareholder shall initially be the beneficial economic owner of eight (8) Tamboril Shares for every Mega-C Share owned by him.

Section 4.2 Reduction for Creditor Claims The number of Tamboril Shares allocated to the Mega-C Shareholders as a group shall be subject to reduction in the event that the Trustee receives a timely claim from a bona fide creditor of Mega-C, and determines in good faith under the totality of the circumstances that such creditor's claim is entitled to legal priority over the claims of the Mega-C Shareholders under applicable law. Subject to the conditions precedent set forth in Section 5.1, the Trustee shall have the unrestricted authority to sell all or any portion of the Tamboril Shares and use the proceeds from such sales to pay the full amount of all allowable creditors' claims before the remaining Tamboril Shares are allocated among the Mega-C Shareholders. In that event, beneficial economic ownership interest of each Mega-C Shareholder shall be proportionally reduced.

Section 4.3 Reduction for Other Events The number of Tamboril Shares allocated to a particular Mega-C Shareholder shall also be subject to reduction if and to the extent that:

(a) Any portion of the Mega-C Shares currently held by him are transferred to another Mega-C Stockholder pursuant to a final order of the OSC, the SEC or any court of competent jurisdiction;

(b) Any portion of the Mega-C Shares currently held by him are surrendered, cancelled or forfeited pursuant to a final order of the OSC, the SEC or any court of competent jurisdiction;

(c) He enters into a written agreement with the Grantor or the Trustee that provides that a portion of the Mega-C Shares held by him shall be treated as surrendered, cancelled or forfeited for purposes of the Trust.

Section 4.4 Reallocation Among Mega-C Shareholders The number of Tamboril Shares allocated to a particular Mega-C Shareholder shall be increased if and to the extent that any Mega-C Shares are transferred to him in the manner described in
Section 4.3(a). Except as set forth in this Section, no transfers of Mega-C Shares other than transfers arising upon death, by operation of law or pursuant to a qualified domestic relations order, shall be recognized by or binding on the Trustee.

Section 4.5 Surrender of Tamboril Shares by Trustee In the event that the number of Mega-C Shares allocable to a particular Mega-C Shareholder are reduced as a direct result of an event specified in Sections 4.3(a) and (b), the Trustee shall forthwith surrender and return to the Grantor eight (8) Tamboril Shares for every Mega-C share that is surrendered, cancelled, forfeited or returned to Mega-C, or treated as having been surrendered for purposes of the Trust.

Section 4.6 Final Determination of Beneficial Ownership When the conditions precedent to distribution or sale specified in Section 5.1 have been fully satisfied and the Trustee has made all of the adjustments required or permitted by Article 4, the Trustee shall make a final determination respecting the number of Mega-C Shares held by each Mega-C Shareholder and the number of Tamboril Shares that are properly attributable to each Mega-C Share. The Trustee shall not, however, be required to make a determination with respect to any Mega-C Shareholder who is a party to a pending lawsuit, arbitration proceeding or regulatory enforcement action that could increase or decrease the number of Mega-C Shares held by him.


                   ARTICLE 5 - CONDITIONS PRECEDENT TO DISTRIBUTION OR SALE

Section 5.1 Conditions Precedent to Distribution or Sale With the exception of transactions involving the surrender of Tamboril Shares to the Grantor pursuant to Section 4.5, the Trustee shall not distribute, sell, dispose of or otherwise deal with the Tamboril Shares until:

(a) The trustee has confirmed that there are no pending lawsuits, arbitration proceedings or regulatory enforcement actions that would materially alter the respective ownership interests of a substantial number of Mega-C Shareholders;

(b) The Trustee has confirmed that the Grantor has successfully completed preliminary beta testing of its E3Cell battery and made a decision to proceed with the second-stage commercial beta testing of its proposed products; and

(c) The trustee has confirmed that the Grantor has properly registered the Tamboril Shares under the Securities Act of 1933, the Securities Act (Ontario) and the provisions of any other applicable laws for the purpose of allowing the Trustee to lawfully distribute or sell the Tamboril Shares in accordance with the terms of this Agreement.

For purposes of this Section, the Trustee shall be entitled to rely conclusively on a certificate signed by a duly authorized executive officer of the Grantor that the requirements of subsections (a), (b) and (c) above have been met. In the absence of such a certificate, the Trustee shall be entitled to rely on its own inquiries and investigations in determining whether each of the foregoing requirements has been met. In connection with any such investigations, the Trustee shall be entitled to rely conclusively on representations made in reports and other documents that the Grantor files with the SEC and OSC.

Section 5.2 Notice of Pending Registration Within five (5) days after the filing of a registration statement of the type specified in Section 5.1(c), the Grantor shall notify the Trustee that the filings have been made and advise the Trustee of the date when the Grantor expects to receive an order of effectiveness with respect to such registration statement.

Section 5.3 Demand Registration Right If it appears to the Trustee that the requirements of Sections 5.1(a) and (b) have been satisfied, but the Grantor has failed to file the registration statements specified in Section 5.1(c), then the Trustee shall have the right to demand that the Grantor promptly file the required registration statements and exercise reasonable diligence to insure that those registration statements become effective at the earliest practicable date. If the Trustee makes such a demand and the Grantor fails or refuses to file the required registration statements within 30 days, the Trustee shall be entitled to institute an arbitration proceeding against the Grantor for the purpose of compelling the Grantor to honor its' registration obligations.


               ARTICLE 6 - COMMUNICATION WITH MEGA-C SHAREHOLDERS

Section 6.1 Grantor to Develop Claim Procedures Within 30 days after the date of this Agreement the Grantor shall deliver to the Trustee reasonably detailed written instructions describing the claim procedures the Mega-C Shareholders will be required to follow and the information and documentation the Mega-C Shareholders will be required to provide in order to establish their eligibility to receive distributions from the Trust. It is anticipated that the claim procedures will require the Mega-C Shareholders to:

(a) Provide reasonable personal information including the Mega-C Shareholder's name, mailing address, telephone number and taxpayer identification number;

(b) Provide copies of all stock certificates, subscription agreements, loan agreements, assignments, letters and other documents that support the Mega-C Shareholder's ownership claim;

(c) Provide reasonably a detailed description of the transaction or transactions that resulted in the issuance or transfer of Mega-C Shares to the Mega-C Shareholder; including the date of the transaction, the type of transaction, a description of the consideration given by the Mega-C
     Shareholder in connection with the transaction, and, in the case of a Mega-C Shareholder who has received Mega-C Shares in connection with a resale, gift or other transaction that did not involve a direct issuance of Mega-C Shares by Mega-C for full and fair value in the form of money, property or services actually rendered and fairly valued, the identity of the other party or parties to the transaction;

(d) Provide such other and further information and documentation as may be requested by the Trustee in the exercise of its reasonable discretion; and

(e) Agree that as a condition of participation in the Trust the Mega-C Shareholder will forever settle and release any and all legal, equitable or other claims that he has against Mega-C, the Grantor, any property of the Grantor or any of the Grantor's officers, directors and agents that in any way arise from or relate to the prior operations of Mega-C or the activities of any director, officer or shareholder of Mega-C.

Section 6.2 Preparation of Disclosure Statement Within 60 days after the date of this Agreement, the Trustee, in consultation with the Grantor, shall prepare a written disclosure statement that will be delivered to Mega-C stockholders for the purpose of advising them of the existence and principal terms of the Trust. The disclosure statement shall provide such reasonably detailed information on the Trust terms and claim procedures, as the Trustee, in consultation with the Grantor, considers necessary, desirable, convenient or advisable under the circumstances.

Section 6.3 Timetable for Submission of Claims In connection with the preparation of the disclosure statement, the Trustee shall establish a reasonable timetable for the submission of claims by Mega-C Shareholders. In general, the timetable shall provide an initial claim period of not less than 90 days during which Mega-C Shareholders will be permitted submit their claims to the Trustee; provide for reasonable extensions of the initial claim period with respect to any Mega-C Shareholders that the Trustee is unable to locate or contact in the exercise of reasonable diligence; and provide a reasonable termination date after which new claims from Mega-C Shareholders will be barred.

Section 6.4 Permissible Claim Processing Fees In connection with the preparation of the disclosure statement, the Trustee shall establish a reasonable fee schedule for the work associated with the receipt, review, processing, clarification and classification of claims submitted by Mega-C Shareholders. The Trustee's fee schedule may include both fixed fee and sliding scale elements, provided that the maximum fee charged to any Mega-C Shareholder may not exceed a base fee of $75 for the first 2,500 Mega-C shares owned, plus a sliding scale fee of $.01 for each additional Mega-C Share owned up to a maximum of $2,500 per Mega-C Shareholder. The disclosure statement may require that the Trustee's claim processing be paid by the Mega-C Shareholders in connection with their initial claim submissions.

Section 6.5 Regulatory Review of Disclosure Statement Before the disclosure statement is mailed to Mega-C stockholders, the Trustee, in consultation with the Grantor, shall submit copies of the proposed disclosure statement and all supporting document to the SEC and the OSC for the purpose of soliciting any comments or suggestions that such agencies care to make with respect to the Trust, the disclosure statement, the claim procedures or the timetable for submission of claims. In the event that the SEC or the OSC make any comments or suggestions with respect to any of the foregoing matters, the Trustee shall retain special counsel, at the sole cost and expense of the Grantor, for the express purpose of negotiating such reasonable modifications, amendments and changes as may be necessary to satisfy the requirements of applicable law and incorporate any comments or suggestions that the SEC and the OSC care to make with respect to any of the foregoing.

Section 6.6 Distribution of Disclosure Statement Within 5 days after the preparation of the definitive disclosure statement, the Trustee shall mail copies of the definitive disclosure statement to each known Mega-C stockholder. At all times after the preparation of the definitive disclosure statement, the Trustee shall maintain an adequate supply of copies of the definitive disclosure statement on hand and it shall, upon the written or oral request, provide a copy of the disclosure statement to any Mega-C Shareholder, any creditor of Mega-C or any other person who has or claims to have a recognizable claim against or interest in the Trust or the Tamboril Shares held by the Trust.

Section 6.7 Processing of Claims The Trustee shall establish such reasonable systems and procedures as it deems necessary, desirable and expedient for the receipt, review, processing, clarification and classification of claims submitted by Mega-C Shareholders and other parties who have or claim to have a recognizable claim against or interest in the Trust or the Tamboril Shares held by the Trust. When all such information has been provided by a Mega-C Shareholder and the Trustee has made a classification decision pursuant to the provisions of Section 7 of this Agreement, the Trustee shall promptly notify the Mega-C Shareholder that his claim has been accepted or rejected and advise the Mega-C Shareholder of his rights under this Agreement, including his right to request a review of any classification decision made by the Trustee.


                ARTICLE 7 - CLASSIFICATION OF MEGA-C SHAREHOLDERS

Section 7.1 Classification of Mega-C Shareholders Prior to any distribution, sale or other disposition of Tamboril Shares and based solely on the information provided by Mega-C Shareholders pursuant to the requirements of Section 6.7, the Trustee shall classify each Mega-C Shareholder into one of the following classes:

(a) A Mega-C Shareholder who is able to demonstrate to the reasonable satisfaction of the Trustee that the Mega-C shares held by him were purchased at an average price of more than $1 per share, which was paid in money, property or services actually performed and reasonably valued, shall be classified as a Category-I Mega-C Stockholder;

(b) A Mega-C Shareholder who cannot demonstrate to the reasonable satisfaction of the Trustee that the Mega-C shares held by him were purchased at an average price of more than $1 per share, which was paid in money, property or services actually performed and reasonably valued, shall be classified as a Category-II Mega-C Stockholder; and

(c) A Mega-C Shareholder who has allegedly violated any applicable laws relating to the offer, sale or trading of securities shall be classified as a Category-III Mega-C Stockholder unless:

(i) He can demonstrate to the reasonable satisfaction of the Trustee that there has been an unambiguous judicial or administrative determination that the activity attributed to him did not occur or was not illegal; or

            (ii) He enters into a written agreement with the Trustee that specifically provides that a portion of the Mega-C Shares held by him shall be treated as having been surrendered for purposes of the Trust

         When a Category-III Mega-C Stockholder has satisfied the requirements of either of the foregoing paragraphs, he shall promptly be reclassified as a Category-II Mega-C Shareholder with respect to all Mega-C Shares that are deemed to be issued, outstanding and attributable to him. Category-III Mega-C Shareholders shall not under any circumstances be reclassified as Category I Mega-C Shareholders.

Section 7.2 Officers and Directors of Grantor Notwithstanding the general classification structure set forth in Section 7.1, for the purpose of avoiding potential transaction reporting and "short-swing profit" issues under the Securities Exchange Act of 1934, any officer, director or holder of more than 10% of the issued and outstanding stock of the Grantor who is also a Mega-C stockholder shall be presumptively classified as Category-I Mega-C Shareholders with respect to all shares held by him.

Section 7.3 Small Beneficiaries To facilitate the effective administration of the Trust, the Trustee shall adopt and implement reasonable procedures that will permit the reclassification of Category-II Mega-C Shareholders as Category-I Mega-C Shareholders; but only if the procedures so adopted are limited to Mega-C Shareholders who are owners of 2,500 or fewer Mega-C Shares; and in connection with each reclassification the Trustee receives such written representations, warranties and other assurances as the Trustee may in the exercise of its reasonable discretion deem appropriate under the circumstances.

Section 7.4 Review of Classification Decisions Any Mega-C Shareholder that disagrees with the Trustee's decision to classify him as a Category-II or Category-III Mega-C Shareholder shall be entitled to request a review of the Trustee's classification decision by a review panel of not less than three (3) disinterested persons who have been selected by Trustee in consultation with the Grantor's board of directors. Any Mega-C Shareholder who requests a review of the Trustee's decision, however, may be required to pay a fee of up to $500 per review panel member in connection with the requested review. In connection with any such review, the review panel shall have the power to consider any additional evidence or countervailing arguments that a complaining Mega-C Shareholder cares to submit. The review panel shall issue a written decision with respect to each review within 60 days of the date of the original request. All decisions of the review panel shall be final and binding on the Mega-C Stockholder, the Trust and the Trustee.


                ARTICLE 8 - DISTRIBUTIONS TO MEGA-C SHAREHOLDERS

Section 8.1 In-kind Distributions to Category-I Mega C Shareholders When all of the conditions precedent set forth in Section 5.1 have been satisfied, the Trustee shall promptly make an in-kind distribution of all Tamboril Shares that it holds for the benefit of Category-I Mega-C Shareholders. In connection with each in-kind distribution, the Trustee shall deliver a stock certificate for Tamboril Shares that has been registered in the name of the Category-I Mega-C Shareholder, together with a copy of the definitive prospectus included in the registration statements specified in Section 5.1(c). When the Trustee has delivered stock certificates and copies of the prospectus to all Category-I Mega-C Shareholders, all rights and privileges of the Category-I Mega-C Shareholders shall terminate forthwith.

Section 8.2 Resale of Tamboril Shares for Category-II Mega-C Shareholders The Trustee shall not distribute Tamboril Shares to Category-II Mega-C Shareholders. Instead all Tamboril Shares that the Trustee holds for the benefit of Category-II Mega-C Shareholders shall be deposited in one or more brokerage accounts established by the Trustee in the exercise of its reasonable discretion. In connection with the deposit of Tamboril Shares in such brokerage accounts, the Trustee shall deliver written instructions respecting the sale of the deposited Tamboril Shares in open market or negotiated block transactions. Such instructions shall, when delivered, describe a reasonable plan for the complete liquidation of all deposited Tamboril Shares within a period of not more than twenty-four (24) months from the date of deposit. When all of the Tamboril Shares held in the Trustee's brokerage accounts have been sold and the Trustee has distributed the sales proceeds in accordance with this Agreement, all rights and privileges of the Category-II Mega-C Shareholders shall terminate forthwith.

Section 8.3 Restrictions on Trustee's Resale Transactions All resale transactions effected by the Trustee for the benefit of the Category-II Mega-C Shareholders shall be based on written instructions provided by the Trustee, provided that the Trustee shall have the power, in its sole discretion, to modify or amend its instructions from time to time in light of prevailing market conditions. All resale transactions effected by the Trustee shall be made with due regard for market conditions and the best interests of the Category-II Mega-C Shareholders as a group.

Section 8.4 Trustee's Fees for Resale of Tamboril Shares In connection with the services provided by the Trustee in connection with the resale of Tamboril Shares for the benefit of the Category-II Mega-C Shareholders, the Trustee may charge an administrative fee of up to 2% of the net sales proceeds (after brokerage commissions and other direct expenses) to compensate the Trustee for the work involved in planning and effecting resale transactions, collecting and accounting for sale proceeds, allocating the sale proceeds among the Category-II Mega-C Shareholders and distributing the sale proceeds to the persons entitled thereto. All such fees shall be separately stated on the Trustee's periodic distribution reports to the Category-II Mega-C Shareholders and withheld from the amounts that would otherwise be payable to the Category-II Mega-C Shareholders.

Section 8.5 Cash Distributions to Category II Mega-C Shareholders From time to time, but not less often than once per calendar quarter, the Trustee shall distribute all cash proceeds derived from the sale of Tamboril Shares to the Category-II Mega-C Shareholders who are entitled thereto. All distributions to the Category-II Mega-C Shareholders shall be made in proportion to their respective interests in the Tamboril Shares then on deposit in the Trustee's brokerage accounts..

Section 8.6 No Distributions to Category-III Mega-C Shareholders The Trustee shall not distribute Tamboril Shares or make cash distributions from the sale of Tamboril Shares to any Category-III Mega-C Shareholder. Instead all Tamboril Shares that are held in Trust for the benefit of Category-III Mega-C Shareholders shall be retained by the Trustee pending the execution of an agreement of the type specified in Section 7.1(c)(ii) of this Agreement. The following special provisions shall apply to all Tamboril Shares that are held for the benefit of Category-III Mega-C Shareholders who have not entered into a
Section 7.1(c)(ii) agreement before the effective date of the registration statements specified in Section 5.1(c).

(a) If the Trustee holds Tamboril Shares for the benefit of a Category-III Mega-C Shareholder who enters into a Section 7.1(c)(ii) agreement after the effective date of the Grantors' registration statements but prior to the expiration of 12 months from the effective date of such registration statements, the Trustee shall forthwith deposit all remaining Tamboril Shares held for the benefit of the Mega-C Shareholder in the Trustee's brokerage account and thereafter treat the Mega-C Shareholder as a Category-II Mega-C Shareholder.

(b) No Category-III Mega-C Shareholder shall derive an economic benefit from his failure or refusal to enter into a Section 7.1(c)(ii) agreement before the effective date of the Grantors' registration statements. In the event that the average price received by the Trustee with respect to sales of Tamboril Shares on behalf of a Category-III Mega-C Shareholder exceeds the average price received by the Trustee with respect to all sales of Tamboril Shares on behalf of Category-II Mega-C Shareholders, then any excess proceeds shall forthwith be donated to the American Red Cross in the name of the Category-III Mega-C Shareholder.

(c) If the Trustee holds Tamboril Shares for the benefit of a Category-III Mega-C Shareholder who fails or refuses to enter into a Section 7.1(c)(ii) agreement within 12 months of the effective date of the Grantor's registration statements, the Trustee shall forthwith contribute all Tamboril Shares held for the benefit of that Mega-C Shareholder to the American Red Cross in the name of the Category-III Mega-C Shareholder.


                        ARTICLE 9 - POWERS OF THE TRUSTEE

Section 9.1 Trustee's General Powers In the administration of the Trust, the Trustee shall have the following powers, all of which shall be exercised in the fiduciary capacity, primarily in the interest of the Mega-C Shareholders:

(a)      To hold the Tamboril Shares so long as it deems proper;

(b) To make in-kind distributions of the Tamboril Shares to Category-I Mega-C Shareholders;

(c) To sell Tamboril Shares for the benefit of Category-II Mega-C Shareholders at such times, in such manner and with due regard for prevailing market conditions as in its discretion and judgment may be deemed for the best interest of the Category-II Mega-C Shareholders as a group;

(d) To distribute all cash proceeds from the sale of Tamboril Shares to the Category-II Mega-C Shareholders in proportion to their respective interests in the Trust;

(e) To vote all Tamboril Shares held by the Trust, or deposited in brokerage accounts established by the Trustee, in proportion to the votes actually cast at any meeting of the Grantor's stockholders by persons who are not officers, directors or holders of more than ten percent (10%) of the voting securities of the Grantor on the date of the stockholders meeting;

(f) To compromise, settle, arbitrate, or defend any claim or demand in favor of or against the Trust;

(g) During the period beginning on the date of this Agreement and ending on the effective date of the registration statements specified in Section 5.1(c), to incur and pay at the sole cost of the Grantor the reasonable, ordinary and necessary expenses of trust administration, including (but not by way of limitation) reasonable attorneys' fees, accountants' fees, investment counsel fees, and the like;

(h) During the period beginning on the effective date of the registration statements specified in Section 5.1(c) and ending on the final distribution of all Trust assets, to incur and pay at the sole cost and risk of the Mega-C Shareholders the reasonable, ordinary and necessary expenses of trust administration, including (but not by way of limitation) reasonable attorneys' fees, accountants' fees, investment counsel fees, and the like;

(i) To act through an agent or attorney-in-fact, by and under power of attorney duly executed by the Trustee, in carrying out any of the authorized powers and duties;

(j) The Trustee may freely act under all or any of the powers granted to it by this Agreement in all matters concerning the Trust, after forming a judgment based upon all the circumstances of any particular situation as to the wisest and best course to pursue in the interest of the Trust and the Mega-C Shareholders, without the necessity of obtaining the consent or permission of the Grantor, any Mega-C Stockholder, any other interested person, or the consent or approval of any court. The powers granted to the Trustee may be exercised in whole or in part, from time to time, and shall be deemed to be supplementary to and not in derogation of the general powers of trustees under applicable law, and shall include all powers necessary to carry them into effect.

Section 9.2 Limitations on Trustee's Powers Notwithstanding any provision of this Agreement to the contrary, no powers enumerated or accorded to trustees generally pursuant to applicable law shall be construed to enable the Grantor, or the Trustee or either of them, or any other person, to sell, purchase, exchange, or otherwise deal with or dispose of all or any parts of the corpus of the Trust for less than an adequate consideration in money or monies worth, or to enable the Grantor to borrow all or any part of the corpus of the Trust, directly or indirectly.

Section 9.3 Trustee's Authority and Third Parties No person purchasing any of Tamboril Shares, or in any manner dealing with the Trust or the Trustee, shall be required to inquire into the authority of the Trustee to enter into any transaction, or to account for the application of any money paid to the Trustee.

Section 9.4 Accounting by the Trustee The Trustee shall, within 45 days after the end of each calendar quarter (beginning with the quarter in which the Grantor receives an order of effectiveness with respecting the registration statements specified in Section 5.1(c)) render an unaudited quarterly accounting to the Category-II Mega-C Shareholders, and the written approval thereof by the Grantor shall be final, binding, and conclusive upon all Category-II Mega-C Shareholders. In addition to the unaudited quarterly accounting, the Trustee shall within 90 days after the end of each fiscal year (beginning with the year in which the Grantor receives an order of effectiveness with respecting the registration statements specified in Section 5.1(c)) render an audited annual report to the Category-II Mega-C Shareholders, and the opinion of the independent auditor included in such report shall be final, binding, and conclusive upon all Category-II Mega-C Shareholders.

Section 9.5 Resignation of Trustee The Trustee may resign at any time by giving written notice of its resignation to the Grantor at least ten (10) days prior to the effective date of such resignation, and upon the effective date of such resignation, the Tamboril Shares then deposited in the Trust shall be delivered to a successor Trustee who has been selected and appointed in accordance with
Section 9.6, whereupon all the Trustee's obligations hereunder shall cease and terminate. The Trustee's sole responsibility until such termination shall be to maintain the Tamboril Shares in safe custody and to deliver the same to a successor Trustee who has been selected and appointed in accordance with Section 9.6.

Section 9.6 Appointment of Successor Trustee The Trustee shall have the power, in consultation with the Grantor's board of directors, to appoint a successor Trustee. If the Trustee shall resign without having appointed a successor Trustee, the Grantor's board of directors shall have the power to petition a court of competent jurisdiction for a summary order confirming the appointment of a successor trustee selected by the Grantor's board of directors and approved by the court in the exercise of its reasonable discretion.

Section 9.7 Bond and Exculpation of Trustee The Trustee shall not be required to give any bond or other security. The Trustee shall not be liable for any mistake or error of judgment in the administration of the Trust, except for willful misconduct or gross negligence. So long it continues to exercise its powers in good faith and perform its duties in a fiduciary capacity primarily in the interests of the Mega-C Shareholders, the Trustee shall have no liability for loss arising from any cause beyond its control, including, but not limited to, the following: (a) the act, failure or neglect of any agent or correspondent selected by the Trustee; (b) any delay, error, omission or default connected with the remittance of funds; (c) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

Section 9.8 Indemnification of Trustee by Grantor The Grantor agrees to indemnify, defend and hold the Trustee harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Trustee arising out of or in connection with its acceptance or appointments as Trustee under this Agreement, including costs and expenses of defending itself against any claim or liability in connection with its performance hereunder.

Section 9.9 Arbitration of Disputes Among the Parties Should any controversy arise between the Grantor, the Trustee or any Mega-C Shareholder with respect to this Agreement or a Mega-C Shareholder's right to receive Tamboril Shares or the cash proceeds from the sale of Tamboril Shares, Trustee shall have the right to consult counsel and/or to refer such controversy to binding arbitration. Should such actions be necessary, or should Trustee become involved in arbitration in any manner whatsoever on account of this Agreement, the party whose actions necessitated the arbitration shall be obligated to pay the reasonable attorney's fees incurred by Trustee, and any other disbursements, expenses, losses, costs and damages in connection with and resulting from such actions.


                             ARTICLE 10 - AMENDMENTS

Subject to the consent of the Trustee which will not be unreasonably withheld, this Agreement may be amended at any time and from time to time for the purpose of modifying the terms, conditions and provisions of this Agreement or incorporating additional terms, conditions and provisions that are not inconsistent with the intent of the parties and requested by the Grantor, the Trustee, the Ontario Securities Commission or the United States Securities and Exchange Commission. Notwithstanding the generality of the foregoing, no amendment of this Agreement shall be made to the extent that compliance therewith would, in any manner, reduce, diminish or qualify the rights, privileges and preferences of the Category-I or Category-II Mega-C Shareholders or the Trustee.


                           ARTICLE 11 - TRUSTEE'S FEES

The Grantor agrees to pay to the Trustee its fees for certain services rendered pursuant to the provisions of this Agreement and will reimburse the Trustee certain reasonable operating expenses, including attorney's fees incurred in connection with the performance of such services. A fee schedule for the services to be provided by the Trustee and paid for by the Grantor is attached hereto as Exhibit A and incorporated herein by this reference. The Trustee's fees specified in the attached fee schedule are in addition to the fees that the Trustee and others are specifically permitted to charge directly to Mega-C Shareholders under Section 6.4, Section 7.4 and Section 8.4 of this Agreement. Notwithstanding any other provision of this Agreement, activities that require excessive administrator time or out-of-pocket expenses shall be deemed extraordinary expenses of the Grantor for which related costs, transaction charges, and additional fees will be billed at Trustee's standard charges for such items.


                           ARTICLE 12 - IRREVOCABILITY

The Trust shall be irrevocable, and the Grantor expressly waives all rights and powers, whether alone or in conjunction with others, and regardless of when or from what source it may have acquired such rights or powers, to revoke, or terminate the Trust. By execution of this instrument the Grantor relinquishes absolutely and forever all of its right and power to control the distribution, sale or other disposition of the Tamboril Shares, and all its right and power, whether alone or in conjunction with others, to designate the persons who shall be entitled to share in any future distributions from the Trust.

IN WITNESS WHEREOF the Grantor and the Trustee have executed this Agreement in the City of Toronto, Province of Ontario, Canada on the day and year above first written.

TAMBORIL CIGAR COMPANY



                           /s/                   /s/
--------------------------------------  -----------------------------------
Kirk Tierney, president and director         John L. Petersen, chief financial
                                             officer and director

BENJAMIN RUBIN, TRUSTEE



           /s/